SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                           TelCom Semiconductor, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00087921P1
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 15

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 2 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners III, A California Limited Partnership ("USVP III")
                     Tax ID Number:    94-3038926
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         1,668,000  shares of which  228,000
           BENEFICIALLY                      are exerciseable  through warrants,
     OWNED  BY EACH REPORTING                except  that BHMS  Partners  III, A
             PERSON                          California   Limited    Partnership
              WITH                           ("BHMS III"),  the general  partner
                                             of USVP III,  and Bowes,  Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of BHMS III,  may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             1,668,000  shares of which  228,000
                                             are exerciseable  through warrants,
                                             except  that BHMS  Partners  III, A
                                             California   Limited    Partnership
                                             ("BHMS III"),  the general  partner
                                             of USVP III,  and Bowes,  Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of BHMS III,  may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,668,000
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   10.62%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 3 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures Limited Partnership ("SVLP")
                     Tax ID Number:    94-3060758
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         52,125  shares  of which  7,125 are
           BENEFICIALLY                      exerciseable    through   warrants,
     OWNED BY EACH REPORTING                 except  that BHMS  Partners  III, A
             PERSON                          California   Limited    Partnership
              WITH                           ("BHMS III"),  the general  partner
                                             of  SVLP,   and  Bowes,   Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of BHMS III,  may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             52,125  shares  of which  7,125 are
                                             exerciseable    through   warrants,
                                             except  that  Presidio   Management
                                             Group  IV,  L.P.  ("PGM  IV"),  the
                                             general partner of SVLP, and Bowes,
                                             Federman,  Krausz, Vogel and Young,
                                             the general partners of PGM IV, may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       52,125
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.33%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 4 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     USV Entrepreneur Partners, A California Limited Partnership ("USVEP")
                     Tax ID Number:    94-3050240
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         17,375  shares  of which  2,375 are
           BENEFICIALLY                      exerciseable    through   warrants,
     OWNED  BY EACH REPORTING                except  that BHMS  Partners  III, A
             PERSON                          California   Limited    Partnership
               WITH                          ("BHMS III"),  the general  partner
                                             of  USVEP,  and  Bowes,   Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of BHMS III,  may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             17,375  shares  of which  2,375 are
                                             exerciseable    through   warrants,
                                             except  that BHMS  Partners  III, A
                                             California   Limited    Partnership
                                             ("BHMS III"),  the general  partner
                                             of  USVEP,  and  Bowes,   Federman,
                                             Krausz,   Vogel  and   Young,   the
                                             general  partners of BHMS III,  may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       17,375
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.11%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO.M22465104                                              13 G                   Page 5 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     BHMS Partners III, A California Limited Partnership ("BHMS III")
                     Tax ID Number:    94-3038927
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,737,500 shares, of which1,668,000
                                             Shares are  directly  owned by USVP
                                             III,  52,125  Shares  are  directly
                                             owned by SVLP,  and  17,375  Shares
                                             are directly  owned by USVEP.  BHMS
                                             III is the general  partner of USVP
                                             III,  SVLP,  and  USVEP  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.

                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500 shares, of which1,668,000
                                             Shares are  directly  owned by USVP
                                             III,  52,125  Shares  are  directly
                                             owned by SVLP,  and  17,375  Shares
                                             are directly  owned by USVEP.  BHMS
                                             III is the general  partner of USVP
                                             III,  SVLP,  and  USVEP  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.

----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,737,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.06%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 6 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         2,000 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,737,500 shares, of which1,668,000
                                             Shares are  directly  owned by USVP
                                             III,  52,125  shares  are  directly
                                             owned by SVLP,  and  17,375  shares
                                             are directly owned by USVEP.  Bowes
                                             is a general  partner  of BHMS III,
                                             the  general  partner  of USVP III,
                                             SVLP, and USVEP,  and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             2,000 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500 shares, of which1,668,000
                                             shares are  directly  owned by USVP
                                             III,  52,125  shares  are  directly
                                             owned by SVLP,  and  17,375  Shares
                                             are directly owned by USVEP.  Bowes
                                             is a general  partner  of BHMS III,
                                             the  general  partner  of USVP III,
                                             SVLP, and USVEP,  and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,739,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.07%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 7 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman ("Federman")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         8,000 shares of which 3,000 are
           BENEFICIALLY                      exerciseable through an option.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Federman  is a general  partner  of
                                             BHMS III,  the  general  partner of
                                             USVP III, SVLP, and USVEP,  and may
                                             be  deemed  to have  shared  voting
                                             power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             8,000 shares of which 3,000 are
                                             exerciseable through option.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Federman  is a general  partner  of
                                             BHMS III,  the  general  partner of
                                             USVP III, SVLP, and USVEP,  and may
                                             be    deemed    to   have    shared
                                             dispositive  power with  respect to
                                             such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,745,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.11%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 8 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steven M. Krausz ("Krausz")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER

                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Krausz is a general partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Krausz is a general partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,737,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.06%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 9 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale J. Vogel ("Vogel")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Vogel is a general  partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Vogel is a general  partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,737,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.06%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                  Page 10 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phillip M. Young ("Young")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen

----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Young is a general  partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             1,737,500    shares,    of    which
                                             1,668,000 shares are directly owned
                                             by  USVP  III,  52,125  shares  are
                                             directly  owned by SVLP, and 17,375
                                             shares are directly owned by USVEP.
                                             Young is a general  partner of BHMS
                                             III,  the  general  partner of USVP
                                             III,  SVLP,  and USVEP,  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       1,737,500
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   11.06%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This  statement is an amendment  and  restatement  of the  Statement on
Schedule 13(G) (the "Original Statement") filed by U.S. Venture Partners III, A California Limited Partnership, Second Ventures Limited Partnership, U.S.V. Entrepreneur Partners, A California Limited Partnership, BHMS Partners III, A California Limited Partnership, Phil S. Schlein, William K. Bowes, Jr., Irwin Federman, Steven M. Krausz, Dale J. Vogel and Phillip M. Young (the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  TelCom Semiconductor, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1300 Terra Bella Avenue
                  Mountain View, CA  94039
                  (415) 968-9241

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Amendment No. 1 and Restatement is filed by U.S. Venture Partners III, A California Limited Partnership ("USVP III"), Second Ventures Limited Partnership ("SVLP"), USV Entrepreneur Partners, A California Limited Partnership ("USVEP"), BHMS Partners III, A California Limited Partnership ("BHMS III"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  BHMS III is the general partner of USVP III, SVLP and USVEP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP III, SVLP and USVEP. Bowes, Federman, Krausz, Vogel and Young are general partners of PGM IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP III, SVLP and USVEP.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP  III,   USVEP  and  BHMS  III  are   California   Limited
                  Partnerships, SVLP is a Panama Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 00087921P1

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:


                                              (i)    Sole  power  to  vote or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                              (ii)   Shared  power to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                              (iii)  Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                              (iv)   Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of USVP III, SVLP, USVEP and BHMS III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                                   Page 14 of 18
                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  11, 1997

U.S. Venture Partners III,                                   /s/ Michael P. Maher
A California Limited Partnership                             -----------------------------------------
By BHMS III, A California Limited Partnership                Signature
Its General Partner
                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact

Second Ventures Limited Partnership                          /s/ Michael P. Maher
By BHMS III, A California Limited Partnership                -----------------------------------------
Its General Partner                                          Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners,                                /s/ Michael P. Maher
A California Limited Partnership                             -----------------------------------------
By BHMS III, A California Limited Partnership                Signature
Its General Partner
                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


BHMS Partners III,                                           /s/ Michael P. Maher
A California Limited Partnership                             -----------------------------------------
                                                             Signature

                                                             Michael P. Maher
                                                             Chief Financial Officer/Attorney-In-Fact


William K. Bowes                                             s/ Michael P. Maher
                                                             -----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact

Irwin Federman                                               /s/ Michael P. Maher
                                                             -----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact

Steven M. Krausz                                             /s/ Michael P. Maher
                                                             -----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact

Dale J. Vogel                                                /s/ Michael P. Maher
                                                             -----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact

Phillip M. Young                                             /s/ Michael P. Maher
                                                             -----------------------------------------
                                                             Michael P. Maher
                                                             Attorney-In-Fact


                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page

Exhibit A:  Agreement of Joint Filing                                  16

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact          18

                                                                   Page 16 of 18

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of TelCom Semiconductor, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 1995


U.S. Venture Partners III,                                  /s/ Michael P. Maher
A California Limited Partnership                            ----------------------------------------
By BHMS Partners III,                                       Signature
A California Limited Partnership
Its General Partner                                         Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

Second Ventures Limited Partnership                         /s/ Michael P. Maher
By BHMS Partners III,                                       ----------------------------------------
A California Limited Partnership                            Signature
Its General Partner
                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners,                               /s/ Michael P. Maher
A California Limited Partnership                            ----------------------------------------
By BHMS Partners III,                                       Signature
A California Limited Partnership
Its General Partner                                         Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact



BHMS Partners III,                                          /s/ Michael P. Maher
A California Limited Partnership                            ----------------------------------------
                                                            Signature

                                                            Michael P. Maher
                                                            Chief Financial Officer/Attorney-In-Fact


Phil S. Schlein                                             /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Phil M. Young                                               /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact



                                                             Page 17 of 18 Pages




Irwin Federman                                              /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Dale J. Vogel                                               /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


William K. Bowes                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


Steven M. Krausz                                            /s/ Michael P. Maher
                                                            ----------------------------------------
                                                            Michael P. Maher
                                                            Attorney-In-Fact


                                                             Page 18 of 18 Pages



                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.